Exhibit 1.2

Retirement and Protection
6620 West Broad Street, Building Two
Richmond, VA 23230
www.genworth.com

BROKER-DEALER SALES AGREEMENT

Name of Broker-Dealer:	Address of Broker-Dealer:

This Agreement is made this      day of                     , 20     by and between Capital Brokerage Corporation, a Washington corporation with its principal office as listed above (“Capital Brokerage”) and                                                              , a                                  corporation with its principal office as listed above (“Broker-Dealer”).

In consideration of the mutual benefits to be derived and intending to be legally bound the parties hereby agree to the following terms and conditions:

1.	DEFINITIONS

1.1	Genworth Life and Annuity Insurance Company (“Genworth Life & Annuity”), a Virginia corporation, which has developed certain certificates issued under an annuity contract (hereafter referred to as Certificate Product(s), listed in Schedule A (the “Certificates”, which is attached hereto and made part of this Agreement) registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”).

1.2	Capital Brokerage is a Broker-Dealer registered as such under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, formerly known as the NASD (“FINRA”). Capital Brokerage serves as principal underwriter for the Certificates. Broker-Dealer is registered as a broker-dealer under the 1934 Act, is a member of FINRA and is properly licensed and appointed to promote, offer and sell the Certificates.

1.3	Sales Representatives are FINRA registered individuals either employed by or associated with Broker-Dealer, or duly licensed through an affiliated company of Broker-Dealer, and whom Broker-Dealer wishes to have appointed by Genworth Life & Annuity to sell Certificates (“Sales Representatives”).

2.	REPRESENTATIONS AND WARRANTIES OF CAPITAL BROKERAGE

2.1	Capital Brokerage represents and warrants that:

a.	it has full power and authority to enter into this Agreement and that it has all appropriate licenses to carry on its business and to market the Certificates;

b.	the Registration Statement(s) have become effective under the 1933 Act and no stop order suspending the effectiveness of a Registration Statement has been issued under the 1933 Act and no proceeding for that purpose have been instituted or pending or, to the knowledge of Capital Brokerage, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with. At the respective times that the Registration Statement became effective and at each applicable Representation Date (as defined in the Distribution Agreement), the Registration Statement and any amendments thereto complied with and will comply in all material respects with the requirements of the 1933 Act, the rules and regulations under the 1933 Act (the “1933 Act Regulations”), the 1934 Act, the rules and regulations of the under the 1934 Act (the “1934 Act Regulations”), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein no misleading. Each preliminary prospectus and prospectus filed as part of the Registration Statement(s) as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act and the 1933 Act Regulations. Each preliminary prospectus and the prospectus delivered to Broker-Dealer for use in connection with the offering of certificates are identical to any electronically transmitted copies thereof filed with the Commission pursuant to the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T. At the date of this Agreement, at the date of the prospectus and each amendment or supplement thereto and at each Representation Date, neither the prospectus nor any amendment or supplement thereto included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

c.	Capital Brokerage will give Broker-Dealer at least three business days’ prior notice in writing of any proposed amendment to this Agreement, except in accordance with the applicable provisions of this Agreement.

d.	Capital Brokerage represents and warrants that it, or an affiliate of Capital Brokerage, will use its best efforts to obtain insurance licenses and appointments to allow Sales Representatives to sell the Certificates provided Broker-Dealer cooperates in obtaining such licenses.

3.	REPRESENTATIONS OF BROKER-DEALER

3.1	Broker-Dealer represents and warrants that it has full power and authority to enter into this Agreement and that it has all appropriate licenses and or registrations to carry on its business and to market the directly or through another subsidiary or affiliate that is properly licensed to sell insurance products.

3.2	Broker-Dealer represents and warrants that it is registered as a Broker-Dealer under the 1934 Act, is a member in good standing of FINRA, is bonded as required by all applicable laws and regulations, and that it, or a subsidiary or affiliate, has all insurance licenses required by the states in which Broker-Dealer intends to market the Certificates.

3.3	Broker-Dealer represents that as of the date information is given in the Registration Statement(s) and the prospectus(es), whichever is later, except as otherwise stated therein, (A) there has been no event or occurrence that would reasonably be expected to result in a material adverse change in the condition, financial or otherwise, of Broker-Dealer or on the power or ability of Broker-Dealer to perform its obligations under the documents to which Broker-Dealer is a party or to consummate the transactions contemplated in the prospectus(es) (“Broker-Dealer Material Adverse Effect”) and (B)

there have been no transactions entered into by Broker-Dealer, other than those in the ordinary course of business, which are material with respect to Genworth Life & Annuity and/or Capital Brokerage.

3.4	Broker-Dealer represents and warrants that there is no action, suit, proceeding, inquiry or investigation pending, of which Broker-Dealer has received written notice or service of process, before or brought by any court or governmental agency or body, domestic or foreign, or, to the knowledge of Broker-Dealer, threatened, against or affecting Capital Brokerage which is required to be disclosed in the Registration Statement and the prospectus (other than as stated therein), or which would result in a Broker-Dealer Material Adverse Effect. The performance by Broker-Dealer of its obligations under this Agreement and other documents or the consummation of the transactions contemplated in the prospectus; and the aggregate of all pending legal or governmental proceedings to which Broker-Dealer is a party or of which any of its assets, properties or operations is the subject which are not described in the Registration Statement(s) and the prospectus(es), including ordinary routine litigation incidental to the business may not reasonably be expected to result in a Broker-Dealer Material Adverse Effect.

3.5	Broker-Dealer represents and warrants that all individuals recommended for licensing and appointment to sell the Certificates will be Sales Representatives who are appropriately registered with FINRA and who possess or can obtain all required insurance licenses.

3.6	Broker-Dealer further represents, warrants, and covenants that:

a.	it made or will make a thorough and diligent inquiry and investigation relative to each Sales Representative it seeks to have appointed to sell the Certificates including an investigation of the Sales Representative’s identity and business reputation;

b.	all Sales Representatives are or will be personally known to Broker-Dealer, are of good moral character, reliable, financially responsible and worthy of an insurance license;

c.	all examinations, training, and continuing educational requirements have been or will be met for FINRA and the specific state(s) in which Sales Representative is requesting an insurance license;

d.	if Sales Representative is required to submit to Genworth Life & Annuity a picture or a signature in conjunction with an application for an insurance license, that any such items forwarded to Genworth Life & Annuity will be those of Sales Representative and any evidence of a securities registration forwarded to Genworth Life & Annuity will be a true copy of the original;

e.	no Sales Representatives will apply for insurance licenses or appointments with Genworth Life & Annuity in order to place insurance on their life or property, the lives or property of their relatives, or property or lives of their associates;

f.	each Sales Representative will receive close and adequate supervision consistent with the requirements of FINRA, and Broker-Dealer will review, when necessary, any Certificates written by Sales Representative;

g.	Broker-Dealer will be responsible for all acts and omissions of its Sales Representatives within the scope of their appointment with Genworth Life & Annuity or as Sales Representatives;

h.	Broker-Dealer will not permit its Sales Representatives to act as insurance agents until properly trained (including training in the Certificates), licensed and appointed nor will Broker-Dealer pay compensation to any Sales Representative not properly licensed and appointed to sell the Certificates;

i.	Broker-Dealer will not permit its Sales Representatives to offer the Certificates until they have completed a training program with regard to the Certificates that has been delivered by or on behalf of Capital Brokerage; Broker-Dealer will not provide any training with regard to the Certificates except as permitted and approved by Capital Brokerage and Genworth Life & Annuity;

j.	Broker-Dealer will immediately notify Capital Brokerage and Genworth Life & Annuity of any change in the FINRA registration or insurance licensing status of any Sales Representative and will maintain a list of all Sales Representatives authorized to sell the Certificates;

3.7	With respect to any diskettes, CD-ROMs or other software supplied to Broker-Dealer and/or its Sales Representatives by Genworth Life & Annuity, or Capital Brokerage (the “Software”), Broker-Dealer agrees:

a.	not to make any modifications the Software;

b.	to update the Software with any required current information upon notice thereof by the Genworth Life & Annuity, Capital Brokerage or its marketing affiliates;

c.	not to reproduce the Software except for back-up purposes or where more than one computer is used on your premises; and

d.	not to transfer, rent, sell or in any way make available the Software to anyone without the prior written consent of the Genworth Life & Annuity or Capital Brokerage.

3.8	Broker-Dealer, in the conduct of its business selling the Certificates, shall observe high standards of commercial honor and just and equitable principles of trade consistent with the Conduct Rules of FINRA.

3.9	Broker-Dealer will not distribute any free writing prospectus or any other marketing materials used or referred to by such Broker-Dealer in a manner reasonably designed to lead to its broad unrestricted dissemination; provided, that this covenant shall not apply to any free writing prospectus or such marketing materials forming part of the prospectus or any free writing prospectus or such marketing materials prepared or approved by Genworth Life & Annuity for broad unrestricted dissemination.

4.	SALE OF THE CERTIFICATES

4.1	Soliciting Applications.

a.	Broker-Dealer is hereby authorized by Capital Brokerage to solicit applications for the purchase of Certificates through its Sales Representatives in states where Broker-Dealer and its Sales Representatives are appropriately licensed and appointed. This authorization is non-exclusive and is limited to the states in which Certificates have been approved for sale.

b.	Broker-Dealer shall have no authority on behalf of Capital Brokerage or Genworth Life & Annuity to:

(1)	make, alter or discharge any contract;

(2)	waive or modify any terms, conditions or limitations of any Certificate;

(3)	extend the time for payment of any premiums, bind Genworth Life & Annuity to the reinstatement of any terminated Certificates, or accept notes for payment of premiums;

(4)	adjust or settle any claim or commit Genworth Life & Annuity with respect thereto;

(5)	incur any indebtedness or liability, or expend or contract for the expenditure of funds; or

(6)	enter into legal proceedings in connection with any matter pertaining to Capital Brokerage’s or Genworth Life & Annuity’s business without the prior consent of Capital Brokerage and/or Genworth Life & Annuity unless Broker-Dealer is named as a party to the proceedings.

c.	Broker-Dealer shall promptly submit to Genworth Life & Annuity applications for the purchase of Certificates solicited by Sales Representatives.

d.	Broker-Dealer acknowledges and agrees that only applications bearing the signature of a Sales Representative who is on the list of properly licensed Sales Representatives provided by Broker-Dealer, according to this Agreement, will be processed by Genworth Life & Annuity.

e.	Broker-Dealer acknowledges and agrees that:

(1)	Broker-Dealer through its Sales Representatives, shall use reasonable efforts to solicit applications for Certificates;

(2)	Sales Representative are not permitted to solicit applications for the Certifications unless the Sales Representative has been appointed by the Genworth Life & Annuity or have its Sales Representative solicit or allow solicitation of the Certificates in the excess of the amount which shall be established by the Genworth Life & Annuity;

(3)	Broker-Dealer will not publish any content regarding the Certificates on its website or otherwise publish any content regarding the Certificates on its website or otherwise publishing or disseminating any information regarding the Certificates (other than communications provided by the Genworth Life & Annuity and Capital Brokerage to Broker-Dealer Firm for such purpose) without prior written consent from Genworth Life & Annuity and Capital Brokerage;

(4)	Broker-Dealer will not prepare, use or refer to, a free writing prospectus or any other marketing materials, not prepared by Genworth Life & Annuity and Capital Brokerage, relating to or be used in connection with any offer or sale of the Certificates;

4.2	Suitability and Sales.

a.	Capital Brokerage wishes to ensure that the Certificates solicited by Broker-Dealer through Sales Representatives will be issued to persons for whom they will be suitable, as such. Broker-Dealer shall take reasonable steps to ensure that none of its Sales Representatives makes recommendations to any applicant to purchase, replace or exchange an Annuity in the absence of reasonable grounds to believe that the purchase is suitable for the applicant under FINRA Conduct Rules regarding Recommendations to Customers. Broker-Dealer shall employ reasonable efforts to assist Genworth & Life Annuity in obtaining required information from each applicant and shall furnish such information and certification as may be requested from time to time by Genworth Life & Annuity to assist it with compliance with applicable law.

b.	A determination of suitability for the purchase, replacement or exchange of a Certificate shall include, but not be limited to, a reasonable inquiry of each applicant concerning the applicant’s financial status, tax status, and insurance and investment objectives and needs.

c.	Broker-Dealer acknowledges that all sales of Certificates will be sold at 100% of their principal amount. Broker-Dealer understands and acknowledges that Genworth Life & Annuity or Capital Brokerage reserves the right, in either party’s sole discretion, to suspend solicitation of offers for the purchase of Certificates through a Broker-Dealer, commencing at any time, for any period of time or permanently. As soon as practicable after receipt of written instructions from either Genworth Life & Annuity and/or Capital Brokerage to such effect, Broker-Dealer will suspend solicitation of offers for the purchase of any Certificates until such time as Broker-Dealer has received written instructions from Genworth Life & Annuity and Capital Brokerage that solicitation of sales may be resumed.

4.3	Delivery of Prospectus(es) by Broker-Dealer.

a.	Capital Brokerage will furnish to Broker-Dealer, without charge, as many copies of each preliminary prospectus, free writing prospectus (prepared by or on behalf of, used by, or referred to by Genworth Life & Annuity or Capital Brokerage) as Broker-Dealer may reasonably request, and Capital Brokerage hereby consents to the use of such copies for purposes permitted by the Securities Act of 1933. Each such document furnished to Broker-Dealer will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

b.	Capital Brokerage will deliver to Broker-Dealer, without charge, such number of copies of the prospectus (as amended or supplemented) as Broker-Dealer may reasonably request. It is hereby acknowledged that Genworth Life & Annuity intends to rely on the provisions of Rule 172 of the Securities Act of 1933 Regulations with respect to delivery of the prospectuses. The prospectus and any amendments or supplements thereto furnished to Broker-Dealer will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

c.	Broker-Dealer shall ensure that its Sales Representatives deliver a Prospectus to an applicant no later than the time when an application is taken from the applicant.

4.4	Issuance of Certificates.

a.	Genworth Life & Annuity, at its sole discretion, will determine whether to issue Certificates under the Annuity Contract.

b.	Once a Certificate has been issued upon receipt of all good order requirements (as defined in the prospectus):

(1)	Genworth Life & Annuity will mail it promptly, accompanied by any required notice of withdrawal rights and any additional required documents, to Broker-Dealer for delivery to the named participant.

(2)	Broker-Dealer shall promptly deliver the Certificate, along with any required notices, to the named participant.

(3)	Capital Brokerage will confirm to the owner, with a copy to Broker-Dealer, the allocation of the initial premium under the Annuity.

4.5	Capital Brokerage and Genworth Life & Annuity (or an administrator determined to satisfy all regulatory requirements) will administer the Certificates issued according to the terms and conditions set forth in the Annuity Contract.

4.6	Broker-Dealer acknowledges and agrees that:

a.	All money payable in connection with the Certificates whether as premium or otherwise is the property of Genworth Life & Annuity.

b.	Checks drawn by or money orders purchased by the Sales Representative will not be accepted by Genworth Life & Annuity or Capital Brokerage.

5.	INDEMNIFICATION

5.1	Capital Brokerage agrees to indemnify and hold harmless Broker-Dealer against any losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, to which Broker-Dealer and any affiliate, parent, officer, director, employee or agent may be liable to the extent that the losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of material fact contained in the 1933 Act Registration Statement for the Certificates or in the Prospectuses for the Certificates or in any written information or sales materials authorized and furnished to Broker-Dealer by Capital Brokerage or Genworth Life & Annuity.

5.2	Capital Brokerage will not be liable to the extent that such loss, claim, damage, liability or expense, including reasonable attorneys’ fees, arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information provided by Broker-Dealer and/or any affiliate, parent, officer, director, employee or agent, including, without limitation, negative responses to inquiries furnished to Capital Brokerage or Genworth Life & Annuity by or on behalf of Broker-Dealer, specifically for use in the preparation of the 1933 Act Registration Statement covering the Certificates or in any related Prospectuses, preliminary prospectuses or free writing prospectuses.

5.3	Broker-Dealer agrees to indemnify and hold harmless Capital Brokerage and Genworth Life & Annuity against any losses, claims, damages, liabilities or expenses, including reasonable attorney’s fees, to which Capital Brokerage or Genworth Life & Annuity and any affiliate, parent, officer, director, employee or agent may be liable to the extent that the losses, claims, damages, liabilities or expenses, including reasonable attorney’s fees, arise out of or are based upon:

a.	Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material contained in the Registration Statement covering the Certificates or related prospectuses, preliminary prospectuses, or free writing prospectuses but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in reliance upon information, including, without limitation, negative responses to inquiries, furnished to Capital Brokerage and/or Genworth Life & Annuity by or on behalf of Broker-Dealer specifically for use in the preparation of the 1933 Act Registration Statement covering the Certificates or in any related prospectuses, preliminary prospectuses or free writing prospectuses;

b.	Any unauthorized use of advertising materials, training materials, sales literature, free writing prospectuses or any verbal or written misrepresentations or any unlawful sales practices concerning the Certificates by Broker-Dealer, its Sales Representatives or its affiliates;

c.	Broker-Dealer’s violation of any provisions of Section 9 of this Agreement;

d.	Any claim by any Sales Representative or employee of Broker-Dealer for commissions or other compensation or remuneration of any type;

e.	Any breach of the Broker-Dealer’s obligations under Section 4.1(b) of this Agreement;

f.	Any failure to deliver a Certificate by the Sales Representative and/or Broker-Dealer in accordance with Section 4.4 of this Agreement; or

g.	Any allegation that Broker-Dealer or a Sales Representative did not have the right or authority to make discretionary purchases or to make or change a client’s asset allocation.

5.4	The party seeking indemnification agrees to notify the indemnifying party within a reasonable time of receipt of a claim or demand. In the case of a lawsuit, the party seeking indemnification must notify the indemnifying party within ten (10) calendar days of receipt of written notification that a lawsuit has been filed.

5.5	Broker-Dealer agrees that Genworth Life & Annuity or Capital Brokerage may negotiate, settle and or pay any claim or demand against them which arises from:

a.	any wrongful act or transaction of Broker-Dealer or its Sales Representatives. Wrongful act or transaction includes, but is not limited to, fraud, misrepresentation, deceptive practices, negligence, errors or omissions;

b.	the breach of any provision of this Agreement; or

c.	the violation or alleged violation of any insurance or securities laws.

Upon sufficient proof that the claim or demand arose from the occurrences listed above, Capital Brokerage or Genworth Life & Annuity may request reimbursement for any amount paid plus any reasonable expenses incurred in investigating, defending against and/or settling the claim or demand.

5.6	Broker-Dealer shall immediately notify Capital Brokerage and Genworth Life & Annuity in writing of any complaint or grievance relating to the Certificates, including, but not limited to any complaint or grievance arising out of or based on advertising or sales literature approved by Genworth Life & Annuity or the marketing or sale of the Certificates.

5.7	Broker-Dealer shall promptly furnish all relative, non-privileged written materials requested by Capital Brokerage and/or Genworth Life & Annuity in connection with the investigation of any such complaint and will provide reasonable cooperation in the investigation. Genworth Life & Annuity and/ or Capital Brokerage will notify in a timely manner Broker-Dealer of any complaint.

5.8	Broker-Dealer shall immediately notify Capital Brokerage and Genworth Life & Annuity in writing of any state, federal, or self regulatory organization investigation or examination regarding the marketing and sales practices relating to the Certificates or any pending or threatened litigation regarding the marketing and sales practices relating to the Certificates.

6.	TERMINATION

6.1	This Agreement may be terminated by either Capital Brokerage or Broker-Dealer at any time, for any reason, upon thirty (30) calendar days advance written notice delivered to the other party under the terms of Section 10.10 of this Agreement. Unless terminated as provided in Section 6.2(a) or (c) below, Capital Brokerage will continue to provide information to Broker-Dealer and/or its insurance affiliate on all Certificates issued under this agreement unless a change of dealer has been requested by the purchaser of an Annuity.

6.2	This Agreement will terminate immediately:

a.	If Broker-Dealer is dissolved, liquidated, or otherwise ceases business operations;

b.	If Broker-Dealer fails, in Capital Brokerage’s sole judgment, to comply with any of its material obligations under this Agreement;

c.	If Broker-Dealer ceases to be registered under the 1934 Act or a member in good standing of FINRA; or

d.	In the event one party assigns or transfers its rights or liabilities under this Agreement to any third party without the prior written consent of the other party.

6.3	The following provisions of the Agreement shall survive termination:

a.	Section One - Definitions

b.	Section Two - Representations

c.	Section Five - Indemnification

d.	Section Eight - Recordkeeping

e.	Section Nine - Use of Non-Public Information; Confidentiality

7.	COMPENSATION

7.1	Unless otherwise expressly agreed to in writing by the parties, no compensation shall be payable to Broker-Dealer for its services under this Agreement. All compensation payable with respect to sales of the Policies and the Certificates by Broker-Dealer, if any, shall be paid in accordance with the terms of the General Agent Agreement in effect between Genworth Life & Annuity and Broker-Dealer, or a duly licensed subsidiary or affiliate thereof.

8.	RECORDKEEPING

8.1	Each party agrees to keep all records required by federal and state laws, to maintain its books, accounts, and records (collectively, the “Records”) so as to clearly and accurately disclose the precise nature and details of transactions, and to assist one another in the timely preparation of records. Broker-Dealer agrees that it will not reproduce or use or allow the reproduction, distribution or use of the Records in any manner whatsoever, except: (i) pursuant to the written policies of Genworth Life & Annuity or Capital Brokerage; (ii) with the prior written consent of Genworth Life & Annuity or Capital Brokerage; or (iii) as required by law, rule or regulation.

8.2	Each party grants to the other and/or its representatives the right and power at reasonable times to inspect, check, make extracts from, and audit each of its Records as they relate to this Agreement, including, but not limited to advertisements and sales materials, for the purpose of verifying adherence to each of the provisions of this Agreement. Upon termination of this Agreement, all Records remain the property of Genworth Life & Annuity or Capital Brokerage and must be immediately returned to the Genworth Life & Annuity or Capital Brokerage, or, with consent, destroyed.

8.3	Each party will furnish documents to the other party in response to requests duly made by administrative and regulatory agencies.

9.	Use of Non-Public Information; Confidentiality

9.1	Definitions. When used in this Section 9, the terms listed below shall have the following special meanings:

a.	“Consumer” means an individual who seeks to obtain, obtains or has obtained insurance or other financial product or service from Capital Brokerage pursuant to this Agreement, which product or service is intended to be used for personal, family or household purposes.

b.	“Consumer Information” means non-public personally identifiable financial and health information as those terms are defined by applicable Laws (i) provided by or on behalf of a Consumer to Capital Brokerage, including information obtained by you, and (ii) resulting from Capital Brokerage’s transactions or services related to a transaction with the Consumer. Consumer Information includes all lists of customers, former customers, applicants and prospective customers, and any list or grouping of customers derived from personally identifiable financial or health information that is not publicly available.

c.	“Confidential Information” means any data or information regarding market share percentage, production goals, monthly production targets, top producers, actual product production, broker product listings, total sales data of the disclosing party, marketing strategies, strategic plans, financial or operational data, pricing information, sales estimates, business plans, business relationships, and internal performance results relating to the past, present or future business activities of the disclosing party, its subsidiaries and affiliated companies and the customers, clients, employees and suppliers of any of the foregoing.

d.	“Laws” mean all applicable requirements of Consumer privacy laws, judicial interpretations, rules and regulations, including but not limited to the Gramm-Leach-Bliley Act.

9.2	Confidentiality Obligations. Except as expressly authorized by prior written consent of the disclosing party, each party shall:

a.	use and disclose Consumer Information only in accordance with all applicable Laws and the privacy policies of each party hereto;

b.	limit access to any of the disclosing party’s Confidential Information and Consumer Information to its partners, shareholders, officers, directors, employees, representatives, agents, advisors, affiliates or representatives of its agents or advisors who have a need to know in connection with this Agreement. Confidential Information shall only be used in connection therewith;

c.	use and disclose Consumer Information only in order to (i) effect, administer, enforce or process transactions requested by a Consumer; (ii) adhere to certain regulatory requirements; (iii) evaluate each party’s performance under the this Agreement; or (iv) perform services on behalf of the other including, but not limited to, offering products and/or services to Consumers. Each party shall use Consumer Information disclosed by the other solely for the purposes for which it was disclosed and must not reuse or re-disclose information for other purposes, except as permitted or required by applicable Laws and subject to any agreements between the parties;

d.	prior to disclosing Consumer Information to an Affiliate in order for the Affiliate to perform services or functions pursuant to this Agreement, the disclosing party must restrict the Affiliate from disclosing Consumer Information;

e.	prior to disclosing Consumer Information to a third party in order to perform services or functions under the this Agreement, the disclosing party must enter into a written confidentiality agreement requiring the third party it to maintain the confidentiality of such information in accordance with the requirements of this Agreement; and

f.	safeguard all such Confidential Information and Consumer Information it receives by implementing and maintaining appropriate administrative, technical and physical safeguards to: (i) ensure the security and confidentiality of Confidential Information and Consumer Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and Consumer Information, and; (iii) protect against unauthorized access to or use of Confidential Information and Consumer Information which could result in substantial harm or inconvenience to any Consumer.

9.3	Exceptions to Confidentiality.

a.	The obligations of confidentiality and restrictions on use set forth in Section 9.2 shall not apply to any Consumer Information that:

(1)	was already in the possession of the nondisclosing party prior to receipt thereof, directly or indirectly, from the disclosing party; or

(2)	is required to be disclosed pursuant to applicable Laws, regulatory requests, legal process, subpoena or court order.

b.	The obligations of confidentiality and restrictions on use set forth in Section 9.2 shall not apply to any Confidential Information that:

(1)	was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the nondisclosing party or violation of this Agreement;

(2)	was lawfully received by the nondisclosing party from a third party free of any obligation of confidence of such third party;

(3)	was already in the possession of the nondisclosing party prior to receipt thereof, directly or indirectly, from the disclosing party;

(4)	is required to be disclosed pursuant to applicable Laws, regulatory requests, legal process, subpoena or court order; or

(5)	is subsequently and independently developed by employees, consultants or agents of the nondisclosing party without reference to or use of the Confidential Information disclosed under this Agreement.

9.4	Equitable Relief. Each party agrees that money damages would not be a sufficient remedy for breach of the confidentiality and other obligations of this Agreement. Accordingly, in addition to all other remedies that each party may have, each party shall be entitled to specific performance and injunctive relief or other equitable relief as a remedy for any breach of this Agreement without the requirement of posting a bond or other security.

9.5	Audit. Each party may audit the other party’s use and disclosure of Confidential Information and Consumer Information, as well as its safeguards to protect Confidential Information and Consumer Information, during regular business hours upon forty-eight (48) hours prior notice.

10.	GENERAL PROVISIONS

10.1	Effective. This Agreement shall be effective upon execution by both parties and will remain in effect unless terminated as provided in Section Six.

10.2	Assignment. You may not assign this Agreement or any payment you become entitled to receive hereunder without the Capital Brokerage’s prior written consent, and any attempt to do so shall be void. Capital Brokerage reserves the right to assign this Agreement to any company, person or corporation controlled by or under common control with Capital Brokerage at any time while this Agreement is in effect upon notice to Broker-Dealer.

10.3	Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

10.4	Severability. If any provision of this Agreement shall be held or rendered invalid by a court decision, state or federal statute, administrative rule or otherwise, the remainder of this Agreement shall not be rendered invalid.

10.5	Complete Agreement. The parties declare that, other than the General Agent’s Agreement between Broker-Dealer (or its affiliated insurance agency) and Genworth Life & Annuity and/or Genworth Life of New York (or its affiliated marketing company) there are no oral or other agreements or understandings between them affecting this Agreement or relating to the offer or sale of the Certificates and that this constitutes the entire Agreement between the parties with respect to the offer and sale of the Certificates. This Agreement supersedes any Broker-Dealer agreement between the parties, with respect to the subject matter herewith, which was in effect immediately prior to the effective date of this Agreement. However, this provision does not impair Broker-Dealer’s right to any compensation payable under such prior agreement.

10.6	Waiver. Forbearance by Capital Brokerage to enforce any of the terms of this Agreement shall not constitute a waiver of such terms.

10.7	Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8	Independent Contractors. Broker-Dealer is an independent contractor. Nothing contained In this Agreement shall create, or shall be construed to create, the relationship of employer and employee between Capital Brokerage and Broker-Dealer or Broker-Dealer’s directors, officers, employees, agents or Sales Representatives.

10.9	Cooperation. Each party to this Agreement shall cooperate with the other and with all governmental authorities, including, without limitation, the SEC, FINRA and any state insurance or securities regulators, and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated under this Agreement.

10.10	Notices. All notices, requests, demands and other communications which must be provided under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given or on the date of mailing if sent by United States registered or certified mail, postage prepaid. Notices should be sent to the parties at the addresses first listed in this Agreement.

[Remainder of Page Intentionally Blank]

11.	SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized representatives.

CAPITAL BROKERAGE CORPORATION
(Name of Broker-Dealer)

(Signature)	(Signature)

(Name)	(Name)

(Title)	(Title)

Date:	Date:

Tax ID #:

SCHEDULE A

to

BROKER-DEALER SALES AGREEMENT

ANNUITY CONTRACTS:

Life Harbor Guaranteed Income Annuity Certificates